Consent of Independent Registered Public Accounting Firm



We hereby consent to the references to us in this Registration Statement on Form N-1A for AllianceBernstein Growth Fund under the headings "Financial Highlights," "Shareholder Services - Statements and Reports," "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm."





 PricewaterhouseCoopers LLP
 New York, New York
 February 22, 2005